CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in the Form S-1/A Registration Statement of **Healthway Shopping Network, Inc.** to be filed on or around February 8, 2011 of our report for the year ended December 31, 2009 relating to the financial statements of **Healthway Shopping Network, Inc.** which appear in such Form S-1, and to the reference to our Firm under the caption "Experts" in such filing.

De Leon & Company, P.A.

Certified Public Accountants
February 8, 2011